SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ ] Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         Cyprus Amax Minerals Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                           Phelps Dodge Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:
                                  ----------------------------------------------
      2)   Form, Schedule or Registration Statement No.:
                                                        ------------------------
      3)   Filing Party:
                        --------------------------------------------------------
      4)   Date Filed:
                      ----------------------------------------------------------

Notes:

FOR IMMEDIATE RELEASE

Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/David Reno/Debbie Miller
(212) 953-5555                              (212) 687-8080

           PHELPS DODGE PROPOSES TO ACQUIRE ASARCO AND CYPRUS AMAX IN
                 STOCK TRANSACTIONS AT APPROXIMATE 30% PREMIUMS

    Unique Opportunity To Create Portfolio Of Lower-Cost Global Copper Assets
    -------------------------------------------------------------------------

      PHOENIX, AZ, August 20, 1999 - Phelps Dodge Corporation (NYSE: PD) announced today that it is proposing to acquire both Asarco Incorporated (NYSE:
AR) and Cyprus Amax Minerals Company (NYSE: CYM) in stock-for-stock mergers that would provide approximate 30% premiums to the shareholders of both companies. Neither proposal is conditioned upon acceptance of the other.

      On July 15, 1999, Asarco and Cyprus Amax announced a no-premium merger subject to shareholder approval. Phelps Dodge has since made numerous unsuccessful attempts to negotiate business combinations with both companies on terms that are greatly superior for Asarco and Cyprus Amax shareholders.

      Phelps Dodge would acquire Asarco in a tax-free merger in which each share of Asarco common stock would be converted into 0.4098 Phelps Dodge common shares. Based on the share prices of Phelps Dodge and Asarco before the stocks were halted this morning, the proposal values Asarco at $24.05 per share, or a total equity value of approximately $960 million, representing an approximate 30% premium for Asarco shareholders.

      Phelps Dodge would acquire Cyprus Amax in a tax-free merger in which each share of Cyprus Amax common stock would be converted into 0.3135 Phelps Dodge common shares. Based on share prices of Phelps Dodge and Cyprus Amax before the stocks were halted this morning, the proposal values Cyprus Amax at $18.40 per share, or a total equity value of approximately $1.7 billion, representing an approximate 29% premium for Cyprus Amax shareholders.

      The Phelps Dodge proposals represent a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. This three-way combination would also provide significantly greater opportunities to integrate operations in the southwestern United States, administrative functions in the United States, Chile and Peru, and worldwide exploration and development activities than the proposed Asarco/Cyprus Amax merger. Consistent with demonstrated Phelps Dodge standards, all Asarco and Cyprus Amax properties would be operated to earn more than the cost of capital over the copper cycle. At current levels, annual worldwide copper production of the combined companies would be approximately 3.8 billion pounds, with attributable copper reserves of approximately 80 billion pounds, predominantly in the U.S., Chile and Peru.

      Phelps Dodge expects the three-way combination to be immediately and substantially accretive to its cash flow, with significant opportunities to improve return on capital at the combined entity. The transactions would be significantly accretive to Phelps Dodge's earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001.

      Phelps Dodge expects to achieve annual cash cost savings of at least $200 million, to be fully phased in by the end of the second year after closing, through reductions in SG&A expenses, operating improvements and efficiencies in exploration. Additional non-cash savings of approximately $65 million per year are expected to result from lower depreciation charges. These cost savings are based on public information and the Company's expectation that it can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million now projected in the proposed Asarco/Cyprus Amax combination. This does not include any cost savings for the rationalization of high-cost production during periods of low copper prices. The transactions would use purchase accounting.

      Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

      Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, said, "We are very disappointed that Asarco and Cyprus Amax have declined our repeated attempts to enter into negotiated agreements. Our proposed three-way combination provides superior value to shareholders of Asarco and Cyprus Amax, including substantial premiums, the opportunity to participate in the tremendous upside potential of the combined entity, and a cash dividend that is more than quadruple what they would receive in the proposed Asarco/Cyprus Amax transaction."

      Yearley continued, "This compelling combination would create a more cost-effective global copper producer with the operating expertise, broad resource base and financial strength to deliver enhanced value to shareholders of all three companies. The improved efficiencies of the combined companies would also benefit other stakeholders, including our customers, employees and communities. In the global copper market, efficient and low-cost operations are critical, and this transaction would enhance our ability to compete and give us greater ability to satisfy our customers' needs. Customers would continue to enjoy Phelps Dodge's high standard of on-time delivery and quality products and benefit from our combined lower cost structure; employees would become part of a stronger organization with enhanced ability to compete for large-scale projects; and communities would benefit from our corporate citizenship and philanthropy and continued commitment to responsible environmental practices."

      J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. Phelps Dodge has generated much better shareholder returns than Asarco and Cyprus Amax through copper cycles - greatly outperforming both companies over the past three, five, 10 and 15-year periods. For example, during the past 10 years on a total return basis with dividends reinvested Phelps Dodge has produced a positive shareholder return of 161% versus negative 20% for Asarco and negative 26% for Cyprus Amax. Over the 15-year period, Phelps Dodge has produced a positive shareholder return of 1024% versus 25% for Asarco and 102% for Cyprus Amax. Phelps Dodge's strong and deep management and operating teams have a proven track record of active, value-based portfolio management and of taking decisive actions required to build sustainable long-term shareholder value. We intend to take advantage of the substantial opportunities to integrate the combined companies' mining assets and will ensure that every property in the portfolio provides an appropriate return on invested capital."

      Yearley concluded, "This innovative three-way combination fits well with our strategy of sustaining a strong and liquid balance sheet, achieving earnings and cash flow accretion and improving our resource base, while maintaining a cost-competitive profile. While we continue to prefer negotiated transactions, this three-way combination is so compelling, both strategically and financially, that we are determined to take all necessary steps to complete it expeditiously. We are confident we will obtain the necessary regulatory approvals to complete the transactions and believe shareholders of Asarco and Cyprus Amax will strongly support this unique opportunity to create value in the global copper market in which we compete."

      Phelps Dodge's financial advisor is Morgan Stanley Dean Witter and its legal advisors are Debevoise & Plimpton and Shearman & Sterling.

      Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct. Please refer to the Management's Discussion and Analysis sections of the company's report on Form 10-K for the year ended December 31, 1998.